UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2010

REAL MEX RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-116310	13-4012902
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Katella Avenue, Suite 100 Cypress, CA	90630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562)-346-1200

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 26, 2010, Michael Alger resigned from the Company’s Board of Directors and Anthony DiLucente was appointed as a director of the Company at the direction of Sun Capital Partners, Inc. (“Sun Capital”). Mr. DiLucente and Mr. Alger are employed by Sun Capital, which is an affiliate of stockholders of the Company’s parent. There are no other arrangements or understandings between the new director and any other person pursuant to which the new director was appointed to the Board of Directors of the Company. Furthermore, the new director is not a party to any transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K. The new director will not be compensated for serving as a director of the Company; however he will be reimbursed for reasonable out-of-pocket expenses in connection with his travel to and attendance at meetings of the Board of Directors and the committees thereof.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 26, 2010, the Company’s Board of Director’s approved an amendment to Section 4 of the Company’s bylaws to read in its entirety as follows:

“Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining Board of Directors, even if less than a quorum. Each director so elected shall hold office until the expiration of the term of office of the director whose vacancy necessitated the election or until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal as provided herein.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.

Date: November 1, 2010	By:	/s/ Richard P. Dutkiewicz

Richard P. Dutkiewicz
Chief Financial Officer